Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-153425

Final Term Sheet

October 5, 2009

Issuer:	Sempra Energy

Security:	6.00% Notes due 2039

Aggregate Principal Amount Offered:	$750,000,000

Interest Payment Dates:	April 15 and October 15, commencing April 15, 2010

Coupon:	6.00%

Maturity:	October 15, 2039

Yield to Maturity:	6.061%

Spread to Benchmark Treasury:	+205 basis points

Benchmark Treasury:	4.25% due May 2039

Benchmark Treasury Yield:	4.011%

Optional Redemption Provision:	At any time at a discount rate of Adjusted Treasury Rate + 30 basis points

Price to Public:	99.159%

Settlement Date:	October 8, 2009

CUSIP:	816851AP4

Anticipated Ratings:	Baa1 by Moody’s Investors Service BBB+ by Standard & Poor’s Ratings Services A by Fitch Ratings

Joint Book-Running Managers:	Banc of America Securities LLC J.P. Morgan Securities Inc. RBS Securities Inc.

Co-Managers:	BBVA Securities, Inc. BNY Mellon Capital Markets, LLC Goldman, Sachs & Co. Mitsubishi UFJ Securities (USA), Inc. SG Americas Securities, LLC U.S. Bancorp Investments, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322 or by email to dg.prospectus_distribution@bofasecurities.com, by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533 or by calling RBS Securities Inc. toll-free at 1-866-884-2071.